Exhibit 99.1

Accretive Health Provides Update Regarding Delayed Filing of Form 10-K
CHICAGO, March 25, 2013 (BUSINESSWIRE) --
Accretive Health, Inc. (the “Company”) previously indicated in its Form 12b-25 filed with the Securities and Exchange Commission (the “Commission”) on March 4, 2013 that the Company expected to receive a letter from the New York Stock Exchange (“NYSE”) indicating that the Company is not in compliance with the continued listing requirements under the timely filing criteria outlined in Section 802.01E of the NYSE-Listed Company Manual as a result of its failure to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2012. The Company did not timely file the Form 10-K because of the Company's review of the timing of revenue recognition for revenue cycle management services contracts and the pending restatement of the Company's financial statements. On March 19, 2013, the Company received such a letter from the NYSE. The letter is routine practice under NYSE rules when a listed company does not make a timely filing with the Commission.
The NYSE has informed the Company that under NYSE rules the Company will have until September 18, 2013 to file its Form 10-K. The Company can regain compliance with the NYSE listing standards at any time prior to such date once it files the Form 10-K with the Commission. In the event that the Company has failed to cure the deficiency prior to such date, the NYSE may grant, at its discretion, a further extension of up to six months, depending on the specific circumstances. The letter also notes that regardless of these procedures, the NYSE may commence delisting proceedings at any time if the circumstances warrant.
Until the Company files the Form 10-K, the Company's common stock will remain listed on the NYSE under the symbol "AH," but beginning on March 25, 2013 it will be assigned an "LF" indicator by the NYSE to signify the Company's late filing status.

The Company intends to file the Form 10-K as soon as reasonably practicable.

About Accretive Health
At Accretive Health, our mission is to help our healthcare clients strengthen their financial stability and deliver better care at a more affordable cost to the communities they serve (increasing healthcare access to all). For more information, visit www.accretivehealth.com.

Accretive Health, Inc.
Investor Relations:
Atif Rahim
Telephone: 312.324.5476
email: investorrelations@accretivehealth.com
or
Media:
Peter Cunningham
Telephone: 312.636.8619
email: mediarelations@accretivehealth.com